Exhibit 99.1

NEWS RELEASE
Arcadia Resources Announces Receipt of NYSE Amex
Notice of Non-Compliance with Continued Listing Standards
INDIANAPOLIS, IN — July 19, 2011 — Arcadia Resources, Inc. (NYSE Amex: KAD), a leading provider of innovative consumer health care services under the Arcadia HealthCareSM brand, today announced that the Company has received notice from the NYSE Amex dated July 15, 2011 indicating that the Company is below certain of the Exchange’s continued listing standards due to the Company not being in compliance with Sections 1003(a) of the Company Guide. The Exchange Staff indicated that its review of the Company’s Form 10-K for the fiscal year ended March 31, 2011, indicates that the Company does not meet the provisions of Section 1003(a)(i), (ii) or (iii) related to stockholders’ equity and losses from continuing operations and further that the Company no longer satisfies the alternative listing standards in Section 1003(a). The Company was afforded the opportunity to submit a plan of compliance to the Exchange by August 14, 2011, that demonstrates the Company’s ability to regain compliance with Section 1003(a)(i), (ii) and (iii) of the Company Guide by January 15, 2013. If the Company does not submit a plan of compliance, or if the plan is not accepted by the Exchange, the Company will be subject to delisting procedures as set forth in Section 1010 and part 12 of the Company Guide.
As previously announced, the Company has also been advised by NYSE Amex, by letter dated April 4, 2011, that because the Company’s average closing price of its common stock was less than $0.20 per share over a consecutive 30-day trading period, the Company was not in compliance with Section 1003(f)(v) of the NYSE Amex Company Guide. NYSE Amex advised that it deems it appropriate for the Company to effect a reverse stock split to remain in compliance with its continued listing standards and has given the Company until October 4, 2011 to effect such a split.
The Company is evaluating its options with respect to the NYSE Amex notifications. The Company is evaluating whether to submit a plan to address its failure to comply with Section 1003(a). The Company also continues to monitor the trading price of its common stock and is considering its options to comply with Section 1003(f)(v). While the notifications from NYSE Amex does not affect the current listing of the Company’s common stock, the Company’s failure to effect a reverse stock split by October 4, 2011, or its failure to submit a plan of compliance with Section 1003(a) by August 14, 2011, or the failure of the NYSE Amex to accept any plan of compliance submitted, are likely to result in the Company no longer being listed on the NYSE Amex. In such event, the Company will consider other alternatives for trading of the Company’s securities, including the possibility of trading in the over the counter (OTC) market.
About Arcadia HealthCare
Arcadia HealthCare is a service mark of Arcadia Resources, Inc. (NYSE Amex: KAD), and is a leading provider of home care, medical staffing and pharmacy services under its proprietary DailyMed program. The Company, headquartered in Indianapolis, Indiana, has 65 locations in 18 states. Arcadia HealthCare’s comprehensive solutions and business strategies support the Company’s vision of “Keeping People at Home and Healthier Longer.”
DailyMed™ Pharmacy dispenses a monthly cycle of a patient’s prescriptions, over-the-counter medications and vitamins, and organizes them into pre-sorted packets clearly marked with the date and time the medications should be taken. In the dispensing process, a DailyMed pharmacist reviews each patient’s medication profile and utilizes state-of-the-art medication therapy management tools in order to improve the safety and efficacy of the medications being dispensed. A DailyMed pharmacist provides routine communication with the patient, the primary care physician, caregivers and payers in order to maximize the pharmaceutical care administered. The DailyMed program improves patient care and drug utilization while reducing drug and hospitalization costs for private and government payers.

Forward Looking Statements
Any statements contained in this release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21A of the Securities Exchange Act of 1934, as amended and otherwise within the meaning of court opinions construing such forward-looking statements. The Company claims all safe harbor and other legal protections provided to it by law for all of its forward-looking statements. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, estimates, uncertainties and other factors, which could cause actual financial or operating results, performances or achievements expressed or implied by such forward-looking statements not to occur or be realized, including our estimates of consumer demand for our services and products, required capital investment, competition, and other factors. Actual events and results may differ materially from those expressed, implied or forecasted in forward-looking statements due to a number of factors. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in the Company’s filings with the Securities and Exchange Commission from time to time, including the section entitled “Risk Factors” and elsewhere in the Company’s most recent Annual Report on Form 10-K and subsequent periodic reports. Among the factors that could cause future results to differ materially from those provided in our press release are: (i) we cannot be certain or our ability to generate sufficient cash flow to meet our obligations on a timely basis; (ii) we may be required to make significant business investments that do not produce offsetting increases in revenue; (iii) we may be unable to execute and implement our growth strategy; (iv) we may be unable to achieve our targeted performance goals for our business segments; and (v) other unforeseen events may impact our business. The forward-looking statements speak only as of the date hereof. The Company disclaims any obligation to update or alter its forward-looking statements, except as may be required by law.
Contact:
Matthew Middendorf
Chief Financial Officer
mmiddendorf@arcadiahealthcare.com
317.569.8234